Exhibit 99.5

Debra M. Patalkis (Lead Counsel)

Lawrence A. West

Daniel H. Rubenstein

Neil J. Welch, Jr.

Nancy E. McGinley

Cory C. Kirchert

John J. Field III

Securities and Exchange Commission

450 Fifth Street, N.W.

Washington, D.C. 20549-0911

Nicolas Morgan (Local Counsel)

CA Bar No. 166441

Securities and Exchange Commission

5670 Wilshire Blvd., 11th Floor

Los Angeles, CA 90036-3648

Attorneys for Plaintiff

Securities and Exchange Commission

UNITED STATES DISTRICT COURT

FOR THE SOUTHERN DISTRICT OF CALIFORNIA

SECURITIES AND EXCHANGE	)	Case No.: 03cv
COMMISSION,	)
	)	CONSENT AND UNDERTAKING
Plaintiff,	)	OF DEFENDANT
	)	PEREGRINE SYSTEMS, INC.
v.	)
)
PEREGRINE SYSTEMS, INC.,	)
)
Defendant.	)
)

1.             Defendant Peregrine Systems, Inc. (Peregrine) hereby enters a general appearance in this case, admits the jurisdiction of this Court over it and over the subject matter of this action, acknowledges services upon Peregrine of the Complaint of Plaintiff Securities and Exchange Commission (Commission) in this action, and waives the filing of an Answer thereto.

2.             Peregrine, without admitting or denying any of the allegations of the Complaint, except as to jurisdiction, which it admits, and without a hearing, presentation of any evidence as to liability or with respect to the appropriateness of injunctive relief, trial, argument, or adjudication of any issue of fact or law, hereby consents to entry of the Judgment of Permanent Injunction Against Defendant Peregrine Systems, Inc. (Judgment of Permanent Injunction), in the form attached hereto and incorporated herein by reference, which among other things: (1) permanently restrains and enjoins Peregrine from violating Section 10(b) of the Securities Exchange Act of 1934 (Exchange Act) and Rule 10b-5 promulgated thereunder [15 U.S.C. § 78j(b) and 17 C.F.R § 240.15b-5]; (2) permanently restrains and enjoins Peregrine from violating Section 17(a) of the Securities Act of 1933 (Securities Act) [15 U.S.C. § 77(a)]; (3) permanently restrains and enjoins Peregrine from violating Section 13(a) of the Exchange Act [15 U.S.C. § 78m(a)] and Rules 13a-1, 13a-13 and 12b-20 thereunder [17 C.F.R. §§ 240.13a-1, 240.13a-13, 240.12b-20]; (4) permanently restrains and enjoins Peregrine from violating Section 13(b)(2)(A) of the Exchange Act [15 U.S.C. §78m(b)(2)(A)]; (5) permanently restrains and enjoins Peregrine from violating Section 13(b)(2)(B) of the Exchange Act [15 U.S.C. § 78m(b)(2)(B)]; and (6) provides that the amount of disgorgement and/or civil penalty to be paid by Peregrine, if any, shall be determined by the Court at a subsequent hearing.

3.             Peregrine understands and agrees that the amount of disgorgement and/or civil penalty, if any, will be determined by the Court upon motion of the Commission or at the instance of the Court, in light of all the relevant facts and circumstances at a hearing at which the issues will be limited to determining the appropriateness and the amount of any such disgorgement and/or civil penalty. Peregrine understands and agrees that, at such hearing, it will be precluded from arguing that it did not violate the federal securities laws in the manner described in the Complaint herein, and that, solely for the purposes of such hearing, the allegations of the Complaint shall be accepted as and deemed true by the Court. Peregrine understands and agrees that the Court may determine whether to impose disgorgement and/or a civil penalty, and the amount of any such disgorgement and/or civil penalty, on the basis of affidavits, declarations, deposition excerpts and exhibits, or any other information deemed appropriate by the Court. Peregrine may not, at the hearing, challenge the validity of this Consent and Undertaking of Defendant Peregrine Systems, Inc. (Consent and Undertaking) or the Judgment of Permanent Injunction.

4.             Peregrine agrees and undertakes that, upon the effective date of a plan of reorganization under Chapter 11 of Title 11 of the United States Code, it will make a public statement that fully and accurately discloses the current condition of its internal control structure and its procedures for financial reporting. This public statement will also disclose any current deficiencies in Peregrine’s internal control structure and/or procedures for financial reporting, including but not limited to deficiencies that are alleged in the Commission’s Complaint.

5.             Peregrine agrees and undertakes that it will comply with the rules regarding management’s report on internal controls, implementing Section 404 of the Sarbanes-Oxley Act of 2002, as if those rules applied to Peregrine’s financial reporting for the fiscal year ending March 31, 2004.  If the applicable rules and standards for Peregrine’s compliance with Section 404 have not been promulgated by February 28, 2004. Peregrine may apply to the Chief Accountant of the Division of Enforcement to extend the time for compliance with this section until 120 days after the applicable rules and standards are promulgated, and the approval of the Chief Accountant of the Division of Enforcement shall not be unreasonably withheld. In the event of such an extension, Peregrine may file management’s report on Form 8-K.

6.             Peregrine agrees and undertakes to retain an Internal Auditor acceptable to the Commission staff within 90 days of entry of the Judgment of Permanent Injunction. The Internal

Auditor will report directly to the Audit Committee of Peregrine’s Board of Directors, and will assess and enforce Peregrine’s internal accounting control structure and policies to ensure that Peregrine’s financial condition and results are accurately reported in Peregrine’s public financial statements. For two years following entry of the Judgment of Permanent Injunction. The Internal Auditor will issue a report to the Audit Committee on a quarterly basis. This quarterly report will fairly and accurately disclose the results of the Internal Auditor’s review of Peregrine’s internal accounting control structure and policies (including, but not limited to those related to revenue recognition, receivables financing, and write-offs). The Internal Auditor’s quarterly report will also assess, and disclose its assessment of, the effectiveness and propriety of Peregrine’s processes, practices and policies for ensuring that Peregrine’s financial condition and results are accurately reported in Peregrine’s public financial statements. During the two-year period following entry of the Judgment of Permanent Injunction, any new Internal Auditor retained by Peregrine must be acceptable to the Commission staff.

7.             Peregrine agrees and undertakes to establish a Corporate Compliance Program, and to appoint a Corporate Compliance Officer acceptable to the Commission staff to administer the Corporate Compliance Program, within 90 days of entry of the Judgment of Permanent Injunction. The Corporate Compliance Officer will report directly to the Corporate Governance Committee of Peregrine’s Board of Directors, and will perform an ongoing review of the adequacy and effectiveness of Peregrine’s corporate governance systems, policies, plans, and practices. The Corporate Compliance Officer will, at a minimum, assess and report on (A) Peregrine’s compliance with recognized standards of “best practices” with respect to corporate governance; (B) the adequacy of Peregrine’s corporate governance policies and safeguards (1) to ensure the Peregrine’s Board of Directors (and its committees) have appropriate powers, structure, composition and resources, and (2) to prevent self-dealing by management; (C) the adequacy of Peregrine’s code of ethics and business conduct, and related compliance mechanisms; and (D) the adequacy of Peregrine’s safeguards to prevent violations of the federal securities laws.  For two years following entry of the Judgment of Permanent Injunction, Peregrine’s Corporate Compliance Officer will issue a quarterly report to the Corporate Governance Committee.  This report will fully and accurately disclose the results of the Corporate Compliance Officer’s review of the Corporate Compliance Program (including, but not limited to, the Corporate Compliance Officer’s observations and conclusions about the adequacy and effectiveness of Peregrine’s corporate governance systems, policies, plans, and practices).  The Corporate Compliance Officer’s report will also disclose any corporate compliance issues or developments that have arisen since the previous quarterly report, and how Peregrine addressed these corporate compliance issues or developments.  During the two-year period following entry of the Judgment of Permanent Injunction, any new Corporate Compliance Officer retained by Peregrine must be acceptable to the Commission staff.

8.             Peregrine agrees and undertakes that, within 60 days of entry of the Judgment of Permanent Injunction, it will commence a training and education program for its officers and employees, to prevent violations of the federal securities laws.  The training and education program will be mandatory for Peregrine officers and employees involved in corporate level accounting and financial reporting, and for all senior operational officers. Peregrine agrees that the training and education will include, at a minimum, the following subjects: (A) the obligations imposed by the federal securities laws; (B) software revenue recognition rules; (C) proper internal accounting controls and procedures; (D) how to recognize indications of non-GAAP accounting practices of fraud most relevant to Peregrine’s business endeavors; and

(E) the obligations incumbent upon, and the responses expected of, Peregrine’s officers and employees upon learning of illegal or potentially illegal acts concerning the company’s accounting and financial reporting.

9.             Peregrine agrees and undertakes that, at the Commission’s reasonable request, on notice and without service of a subpoena, it will, subject to the attorney-client, work-product, or other applicable privilege or protection recognized under federal law, produce documents and reasonably make its officers and employees available for deposition, testimony, or interviews relating to Peregrine’s accounting and financial disclosure and compliance or non-compliance with the federal securities laws and rules and regulations promulgated thereunder, by Peregrine, its officers, directors, employees, agents, accountants, and attorneys.

10.           Peregrine understands and agrees that this Consent and Undertaking embodies the entire agreement and understanding by and between Peregrine and the Commission relating to the partial settlement of this action and the other matters addressed herein.  Peregrine further understands and agrees that there are no express or implied promises, representations, or agreements between Peregrine and the Commission other than those expressly set forth or referred to in this Consent and Undertaking and that nothing herein is binding on any other agency of government, whether federal, state, or local.

11.           Peregrine agrees that this Consent and Undertaking shall be incorporated by reference into the Judgment of Permanent Injunction as though set forth in full therein.

12.           Peregrine waives the entry of findings of fact and conclusions of law pursuant to Rule 52 of the Federal Rules of Civil Procedure.

13.           Peregrine hereby expressly waives any right it may have to a trial by jury of any and all claims asserted by the Commission in the Complaint.

14.           Peregrine agrees it will not oppose the enforcement of the Judgment of Permanent Injunction on the ground, if any exists, that it fails to comply with Rule 65(d) of the Federal Rules of Civil Procedure, and Peregrine hereby waives any objection it may have based thereon.

15.           Peregrine waives any right it may have to appeal from the entry of the injunctive relief imposed by the Judgment of Permanent Injunction.

16.           Peregrine waives any right it may have to appeal from the imposition of a civil penalty, if such is imposed by the Court, except on the ground that the Court’s determinations concerning disgorgement and/or a civil penalty were not based on the applicable legal standards for determining the appropriateness and amount of disgorgement and/or a civil penalty.

17.           Peregrine hereby waives any rights under the Equal Access to Justice Act, the Small Business Regulatory Enforcement Fairness Act of 1996, or any other provision of law to pursue reimbursement of attorney’s fees or other fees, expenses or costs expended by Peregrine to defend against this action.  For these purposes, there is no prevailing party in this action since the parties have reached a good faith settlement.

18.           Peregrine enters into this Consent and Undertaking freely, voluntarily, and of its own accord and represents that no threats, offers, promises, or inducements have been made by the Commission or any member, officer, employee, agent, or representative of the Commission to induce Peregrine to enter this Consent and Undertaking.

19.           Peregrine acknowledges and agrees that this proceeding and this Consent and Undertaking are for the purposes of resolving this proceeding only, in conformity with the provisions of 17 C.F.R. § 202.5 (f), and do not resolve, affect, or preclude any other proceeding which may be brought against Peregrine.  Consistent with the Provisions 17 C.F.R.§ 202.5(f) Peregrine waives any claim of Double Jeopardy based upon the settlement of this proceeding.

including the imposition of any remedy or civil penalty herein. Peregrine acknowledges that the Court’s entry of the Judgment of Permanent Injunction may have collateral consequences under federal or state law and the rules and regulations of self-regulatory organizations, licensing boards, and other regulatory organizations. Such collateral consequences include, but are not limited to, a statutory disqualification with respect to membership or participation in or association with a member of, a self-regulatory organization. This statutory disqualification has consequences that are separate from any sanction imposed in an administrative proceeding.

20.           Peregrine understands and agrees to comply with the Commission’s policy “not to permit a defendant or respondent to consent to a judgment or order that imposes a sanction while denying the allegations in the complaint or order for proceedings” [17 C.F. R. § 202.5(e)]. In compliance with this policy, Peregrine agrees not to take any action or to make or permit to be made any public statement denying, directly or indirectly, any allegation in the Complaint or creating the impression that the Complaint is without factual basis. If Peregrine breaches this agreement, the Commission may petition this Court to vacate the Judgment of Permanent Injunction. Nothing in this provision Affects Peregrine’s: a) testimonial obligations; or b) right to take legal or factual positions of litigation or in defense of other legal proceedings in which the Commission is not a party.

21.           Peregrine waives service of the Judgment of Permanent Injunction and agrees that entry of the Judgment of Permanent Injunction by this Court, and its filing with the Clerk of the United States District Court for the Southern District of California, shall constitute notice of the terms and conditions of the Judgment of Permanent Injunction.

22.           Peregrine agrees that the Commission may present the Judgment of Permanent Injunction to this Court for signature and entry without further notice.

23.           Peregrine agrees that this Court shall retain jurisdiction over this matter for all purposes including, without limitation, the implementation and enforcement of the terms of the Judgment of Permanent Injunction and all other Orders and Decrees that may be entered herein, and the implementation of additional equitable remedies or sanctions, if any, as determined following a hearing.

24.           Except as explicitly provided herein, nothing in this Consent and Undertaking is intended to or shall be construed to have created, compromised, settled, or adjudicated any claims, causes of action, or rights of any person whomsoever, other than as between the Commission and Peregrine.

Peregrine Systems, Inc.

By:	/s/ Gary G. Greenfield
Gary G. Greenfield
Chief Executive Officer

On June 26th 2003, Gary G. Greenfield a person known to me, personally appeared before me and acknowledged executing the foregoing Consent and Undertaking.

Shirley F. Wease
Notary Public

My commission expires:
Shirley F. Wease
NOTARY PUBLIC
Montgomery County, Maryland
My Commission Expires 5/1/07